NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter and Year-End 2014
BIRMINGHAM, AL – (PRNewswire) – February 24, 2015 – ProAssurance Corporation (NYSE: PRA) reports the following results for Fourth Quarter and Year-End 2014:

Consolidated Income Statement Highlights (In thousands, except per share data)
	Three Months Ended December 31			Year Ended December 31
	2014	2013	Change	2014	2013	Change
Gross premiums written	$147,599	$115,728	$31,871	$779,609	$567,547	$212,062
Net premiums earned	$174,670	$129,392	$45,278	$699,731	$527,919	$171,812
Net investment income	$32,769	$29,982	$2,787	$125,557	$129,265	$(3,708)
Total revenues	$217,996	$192,913	$25,083	$852,326	$740,178	$112,148
Net losses and loss adjustment expenses	$75,441	$34,890	$40,551	$363,084	$224,761	$138,323
Underwriting, policy acquisition and operating expenses	$52,455	$42,226	$10,229	$211,311	$147,817	$63,494
Total expenses	$130,770	$78,785	$51,985	$590,321	$375,333	$214,988
Net income	$65,114	$70,864	$(5,750)	$196,565	$297,523	$(100,958)
Operating income	$60,347	$61,351	$(1,004)	$186,367	$221,097	$(34,730)
Earnings per share
Net income per diluted share	$1.12	$1.14	$(0.02)	$3.30	$4.80	$(1.50)
Operating income per diluted share	$1.04	$0.99	$0.05	$3.13	$3.56	$(0.43)

Consolidated Key Ratio Highlights
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Combined ratio	73.2%	59.6%	82.1%	70.6%
Return on equity	11.6%	12.5%	8.6%	11.4%

Balance Sheet Highlights (in thousands, except per share data)

	December 31, 2014	December 31, 2013
Shareholders’ equity	$2,157,944	$2,394,414
Treasury shares	$(252,164)	$(31,365)
Book value per share	$38.17	$39.13
“Our successful fourth quarter capped a year of strong results for ProAssurance,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He added, “The addition of our new Workers’ Compensation segment drove a 28% increase in Gross Premiums Written quarter-over-quarter, and an increase of more than 37% year-over-year.” Mr. Starnes highlighted other successful outcomes in the quarter, and for the year, noting strong retention, solid renewal pricing and new business generation, and continuing favorable reserve development throughout our lines of business.
Additionally, Mr. Starnes underscored ProAssurance’s commitment to creating value for shareholders. He said, “As we have built our product offerings and strengthened our balance sheet, we have invested in successful businesses that are key to our strategy, all while returning more than $1 billion to shareholders since 2007.”

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Fourth quarter Gross Premiums Written were $148 million, 28% higher than in the same quarter last year, again driven by new business provided by our acquisition of Eastern Alliance Insurance Group (Eastern) and our investment in Lloyd’s Syndicate 1729. Those new revenue streams also drove a 37% increase in full-year Gross Premiums Written, which were $780 million, as compared to $568 million in 2013.
Total Revenue was also higher quarter-over-quarter and year-over-year. Fourth quarter 2014 Total Revenue was
$218 million, 13% higher than in the prior year, and for the full year, Total Revenue was $852 million, 15% higher than 2013.
Our Net Loss Ratio for the fourth quarter of 2014 was 43.2%, 16.2 points higher than the prior year quarter. The increase is largely the result of adding the business of Eastern in our Workers’ Compensation segment and Syndicate 1729 in our Lloyd’s segment, as well as a year-over-year decline in the amount of net favorable reserve development. The same factors increased the Net Loss Ratio for 2014 to 51.9%, 9.3 points higher than 2013.
Our Expense Ratio declined to 30.0% in the quarter, 2.6 points lower than the prior year quarter; and was 30.2% for the year, an increase of 2.2 points. Both the quarter and the year periods were affected by lower premium volume in our Specialty P&C segment and the higher expense ratios of our new Workers’ Compensation and Lloyd’s segments. These increases were more than offset for the quarter and partially offset for the year by higher expenses in 2013 for M&A and business expansion.
The current accident year net loss ratio was 71.1% for the fourth quarter, a decrease of 19 points quarter-over-quarter, primarily due to an adjustment in our provision for reporting endorsements upon death, disability and retirement (DDR) in our physician healthcare professional liability business and lower loss ratios in our Workers' Compensation and Lloyd’s segments. The lower current accident year net loss ratio in the fourth quarter helped lower the full year net loss ratio to 77.9%, a seven point improvement over 2013.
Net favorable reserve development was $49 million in the fourth quarter of 2014, compared to $82 million in the year-ago quarter. Favorable development for the full year was $182 million, compared to $223 million in 2013. Specialty P&C development was $181 million for the twelve months, and the remaining $1 million was from our Workers’ Compensation segment.
Fourth quarter 2014 Net Income was $65 million, including $4.5 million of after tax net realized investment gains; Net Income per Diluted Share for the period was $1.12. Fourth quarter 2014 Operating Income was $60 million and Operating Income per diluted share was $1.04. For 2014, Net Income was $197 million or $3.30 per diluted share and Operating Income for the year was $186 million or $3.13 per diluted share.
Operating cash flow for the full year was $96 million, an increase of $57 million over 2013. The primary driver of the increase was a $31 million tax refund received in 2014 compared to a $21 million protective tax payment made in 2013. Positive cash flows provided by our Eastern acquisition have also contributed to the year-over-year increase in operating cash flow.
Other Events
On February 11, 2015, A. M. Best affirmed the A+ (Superior) rating assigned to the ProAssurance Group, and the ratings assigned to all companies in the Specialty P&C Insurance segment. Ratings for companies in the Workers’ Compensation segment will be reviewed later in the quarter.
Conference Call Information
ProAssurance management will be discussing these results during a conference call on Wednesday, February 25, 2015 at 10:00 AM ET. Investors may dial (888) 505-4368 (toll free) or (719) 325-2428. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.
A replay will be available by telephone through March 13, 2015 at (888) 203-1112 or (719) 457-0820, using access code 1968936. The replay will also be available on our website, ProAssurance.com, and StreetEvents.com, through at least March 31, 2015. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news and related updates from ProAssurance.

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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
Financial Results
The tables below present Consolidated Balance Sheet highlights for ProAssurance Corporation as of
December 31, 2014 and December 31, 2013 and the Consolidated Income Statement for ProAssurance Corporation and Business Segments for the quarter and year-to-date periods ended December 31, 2014 and 2013.

Condensed Consolidated Balance Sheet (in thousands)
	December 31, 2014	December 31, 2013
Assets
Investments
Fixed maturities, available for sale, at fair value	$3,145,027	$3,118,049
Equity securities, trading, at fair value	$314,482	$253,541
Short-term investments	$131,259	$248,605
Other investments	$418,939	$320,850
Total Investments	$4,009,707	$3,941,045
Cash and cash equivalents	$197,040	$129,383
Premiums receivable	$202,528	$115,403
Receivable from reinsurers	$244,460	$250,749
Deferred tax asset	$—	$1,757
Intangible assets and goodwill	$311,458	$213,117
Other assets	$203,967	$498,645
Total assets	$5,169,160	$5,150,099
Liabilities and Shareholders’ Equity
Liabilities
Policy liabilities and accruals
Reserve for losses and loss adjustment expenses	$2,058,266	$2,072,822
Unearned premiums	$345,828	$255,463
Reinsurance premiums payable	$17,451	$34,321
Total policy liabilities	$2,421,545	$2,362,606
Deferred tax liability	$18,818	$—
Other liabilities	$320,853	$143,079
Long-term debt	$250,000	$250,000
Total liabilities	$3,011,216	$2,755,685
Shareholders’ equity
Common shares (par value $0.01)	$623	$621
Additional paid-in capital	$359,577	$349,894
Accumulated other comprehensive income (loss)	$58,204	$59,661
Retained earnings	$1,991,704	$2,015,603
Treasury shares (at cost)	$(252,164)	$(31,365)
Total shareholders’ equity	$2,157,944	$2,394,414
Total liabilities and shareholders’ equity	$5,169,160	$5,150,099

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Consolidated Income Statement Highlights (In thousands, except per share data)
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Revenues
Gross premiums written	$147,599	$115,728	$779,609	$567,547
Ceded premiums written	$(14,323)	$(8,359)	$(77,760)	$(42,365)
Net premiums written	$133,276	$107,369	$701,849	$525,182
Net premiums earned	$174,670	$129,392	$699,731	$527,919
Net investment income	$32,769	$29,982	$125,557	$129,265
Equity in earnings (loss) of unconsolidated subsidiaries	$1,218	$11,039	$3,986	$7,539
Net realized investment gains (losses)	$6,995	$20,253	$14,654	$67,904
Other income	$2,344	$2,247	$8,398	$7,551
Total revenues	$217,996	$192,913	$852,326	$740,178
Expenses
Losses and loss adjustment expenses	$72,641	$39,130	$379,232	$243,015
Net losses and loss adjustment expenses	$75,441	$34,890	$363,084	$224,761
Underwriting, policy acquisition and operating expenses	$52,455	$42,226	$211,311	$147,817
Interest expense	$3,387	$1,669	$14,084	$2,755
Total expenses	$130,770	$78,785	$590,321	$375,333
Gain (reduction to gain) on acquisition	$—	$(3,672)	$—	$32,314
Income before income taxes	$87,226	$110,456	$262,005	$397,159
Net income	$65,114	$70,864	$196,565	$297,523
Operating income	$60,347	$61,351	$186,367	$221,097
Weighted average number of common shares outstanding
Basic	$57,721	$61,669	$59,285	$61,761
Diluted	$57,963	$61,961	$59,525	$62,020
Earnings per share
Net income per share (basic)	$1.13	$1.15	$3.32	$4.82
Net income per share (diluted)	$1.12	$1.14	$3.30	$4.80
Operating income per share (basic)	$1.05	$0.99	$3.14	$3.58
Operating income per share (diluted)	$1.04	$0.99	$3.13	$3.56
Cash dividends declared per common share	$2.96	$0.30	$3.86	$1.05

Key Ratios (Consolidated)
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Current accident year loss ratio	71.1%	90.2%	77.9%	84.8%
Effect of prior accident years’ reserve development	(27.9%)	(63.2%)	(26.0%)	(42.2%)
Net loss ratio	43.2%	27.0%	51.9%	42.6%
Expense ratio	30.0%	32.6%	30.2%	28.0%
Combined ratio	73.2%	59.6%	82.1%	70.6%
Operating ratio	54.4%	36.4%	64.2%	46.1%
Return on equity (excludes gain on acquisition)	11.6%	12.5%	8.6%	11.4%

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Specialty P&C Insurance Segment (In thousands)
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Gross premiums written	$102,878	$115,728	$532,608	$567,547
Ceded premiums written	$(15,260)	$(8,359)	$(65,562)	$(42,365)
Net premiums written	$87,618	$107,369	$467,046	$525,182
Net premiums earned	$118,030	$129,392	$492,733	$527,919
Other income	$1,656	$1,747	$5,823	$5,648
Total revenues	$119,686	$131,139	$498,556	$533,567

Net losses and loss adjustment expenses	$36,937	$34,890	$228,199	$224,761
Underwriting, policy acquisition and operating expenses	$32,087	$36,171	$133,132	$132,076
Total expenses	$69,024	$71,061	$361,331	$356,837
Segment operating results	$50,662	$60,078	$137,225	$176,730

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Current accident year loss ratio	74.0%	90.2%	83.0%	84.8%
Effect of prior accident years’ reserve development	(42.7%)	(63.2%)	(36.7%)	(42.2%)
Net loss ratio	31.3%	27.0%	46.3%	42.6%
Underwriting expense ratio	27.2%	28.0%	27.0%	25.0%
Combined ratio	58.5%	55.0%	73.3%	67.6%
During the fourth quarter, new business in this segment included $3.0 million in physician liability, $1.4 million in medical products and life sciences, $1.1 million in healthcare facilities and other healthcare providers and $0.8 million in legal professional liability.
Retention in physician professional liability, the largest component of this segment, was 90% in the fourth quarter of 2014, a one point increase over the year-ago period and unchanged from the prior quarter. Renewal pricing on that physician book was up 1%, compared to a 1% decline in fourth quarter of 2013. For the year-to-date, retention in the physician book is 89%, unchanged from last year, and renewal pricing was 1% higher than expiring.
Net earned premiums decreased quarter-over-quarter and year-over-year by 9% and 7%, respectively. The decreases reflect a higher level of ceded premium written through various shared risk programs, as well as lower gross premiums written due to general market conditions and our focus on writing only that business that we expect to meet our return objectives. We recognize that this level of underwriting discipline reduces our premiums, but experience has shown that it enhances long-term profitability, which, in turn, helps ensure that we are positioned to take full advantage of emerging opportunities.
Among the most promising opportunities are those we see in shared risk arrangements, such as the Certitude program in which we partner with Ascension Health, and in our CAPAssurance program which gives us access to the large group and facility market in California. Our successful execution of this strategy increases Gross Written Premium and enhances our market presence and recognition, but the risk sharing nature of these arrangements increases ceded premiums, which leads to a corresponding reduction in Net Earned Premium. Also contributing to the increase in ceded premiums year-over-year is the $21 million cession of premium from our Specialty P&C segment to Syndicate 1729 at Lloyd’s, in which we have a 58% participation.

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Two new business initiatives are also ramping up after their introduction in the third quarter of 2014. ProAssurance Complex Medicine, an excess insurance program that focuses on large healthcare entities that retain significant risk, wrote its first policy in the fourth quarter, and there is growing awareness of this program in the market. ProAssurance Risk Solutions, which offers a wide variety of complex risk financing solutions, is receiving a steady flow of submissions, and, as we have cautioned, these can be significant risks with equally significant premiums and the sales process can be quite lengthy.
We see no significant change in the underlying loss trends in this segment with severity in the healthcare professional liability line increasing at approximately 2% - 3% per year, as it has for some time. Our current accident year net loss ratio was 74.0% in the fourth quarter. This 16.2 point decrease over the prior-year quarter was primarily due to the reduction in reserves associated with our DDR. The benefit of the DDR adjustment also contributed to the 1.8 point decrease in the year-over-year current accident year net loss ratio, which was 83.0% at year-end. For the full year, the DDR adjustment was somewhat offset by higher accruals for internal claims adjustment expenses on a lower volume of earned premium.

Workers' Compensation Segment (In thousands)
	Three Months Ended December 31	Year Ended December 31
	2014	2014
Gross premiums written	$44,233	$225,363
Ceded premiums written	$(6,520)	$(22,666)
Net premiums written	$37,713	$202,697
Net premiums earned	$50,579	$194,540
Other income	$142	$645
Total revenues	$50,721	$195,185

Net losses and loss adjustment expenses	$34,471	$126,447
Underwriting, policy acquisition and operating expenses	$14,977	$60,357
Segregated portfolio cell dividend expense	$(513)	$1,842
Total expenses	$48,935	$188,646
Segment operating results	$1,786	$6,539

Workers’ Compensation Segment Key Ratios
	Three Months Ended December 31	Year Ended December 31
	2014	2014
Current accident year loss ratio	65.0%	65.7%
Effect of prior accident years’ reserve development	3.2%	(0.7%)
Net loss ratio	68.2%	65.0%
Underwriting expense ratio	29.6%	31.0%
Combined ratio	97.8%	96.0%
Our new Workers’ Compensation business, which we acquired effective January 1, 2014, produced segment operating results of $1.8 million in the quarter and $6.5 million for the full year. Growth in this segment is driven primarily by increased payroll levels, higher audit premiums and an increase in new business.
Overall renewal pricing in Workers’ Compensation decreased 1% for the quarter, and increased 1% during the year. Premium retention in this segment was approximately 83% for both the quarter and full year 2014.
Reported claim frequency decreased 9.1% during 2014; however, the calendar year loss ratio reflects severity-related activity in our alternative markets business during the fourth quarter. The inclusion of the alternative markets business in our workers’ compensation results increased the segment’s combined ratio by 3.6 points in the quarter and had a negligible effect on the full year. However, it is important to note that this is in our alternative market business, which has a limited effect on the segment’s operating results due to the third party ownership participation in that business.

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Lloyd’s Syndicate Segment (In thousands)
	Three Months Ended December 31	Year Ended December 31
	2014	2014
Gross premiums written	$6,919	$33,731
Ceded premiums written	$1,026	$(1,625)
Net premiums written	$7,945	$32,106
Net premiums earned	$6,061	$12,458
Net investment income	$166	$410
Other gains (losses)	$209	$130
Total revenues	$6,436	$12,998

Net losses and loss adjustment expenses	$4,033	$8,438
Underwriting, policy acquisition and operating expenses	$3,537	$9,535
Total expenses	$7,570	$17,973
Segment operating results	$(1,134)	$(4,975)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended December 31	Year Ended December 31
	2014	2014
Net loss ratio	66.5%	67.7%
Underwriting expense ratio	58.4%	76.5%
We report the results of our Lloyd’s segment, which represents our 58% participation in the Syndicates’ results, on a one-quarter lag, with the exception of investments and certain administrative expenses paid in the United States, which are reported for each current period. Lloyd’s Syndicate 1729 began writing business on January 1, 2014 and has been writing property and casualty reinsurance and direct property insurance, primarily for the US market. The loss in the segment operating results is consistent with our expectations due to the start-up nature of the Lloyd’s operation. Because the Syndicate began operations in 2014, there are no comparative results for prior-year periods.
Syndicate 1729 has a maximum underwriting capacity of approximately $117 million for 2015, and our allocated capacity is 58%, or approximately $67 million, which we support with a capital commitment of up to $78 million.

Corporate Segment (In thousands)
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Net investment income	$32,603	$29,982	$125,147	$129,265
Equity in earnings (loss) of unconsolidated subsidiaries	$1,218	$11,039	$3,986	$7,539
Net realized investment gains (losses)	$6,991	$20,253	$14,650	$67,904
Other income	$429	$500	$2,285	$1,910
Total revenues	$41,241	$61,774	$146,068	$206,618

Operating expenses	$1,942	$6,055	$8,768	$15,748
Interest expense	$3,387	$1,669	$14,084	$2,755
Gain (reduction to gain) on acquisition	$—	$(3,672)	$—	$32,314
Income taxes	$22,112	$39,592	$65,440	$99,636
Segment operating results	$13,800	$10,786	$57,776	$120,793

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Corporate segment operating results were $13.8 million in the quarter, a 28% quarter-over-quarter increase reflecting a decrease in Income taxes and Operating expenses as compared to 2013 when we incurred significant non-recurring costs associated with our M&A transactions and business expansion. Offsetting these were less favorable results from our investing activities due to lower Net realized investment gains and Equity in earnings of unconsolidated subsidiaries in 2014.
The Corporate segment operating result for full year 2014 was $58 million, compared with $121 million in 2013. The decline is attributable to many of the same factors that influenced the fourth quarter results, plus increased interest expense from the $250 million 10-year debt issuance in November 2013 and the one-time, $32 million gain recorded in 2013 on the acquisition of Medmarc.
Capital Management
During the fourth quarter of 2014 we purchased 1.2 million shares of our common stock on the open market at a cost of $55 million. Our total repurchase for 2014 was 4.9 million shares at a cost of $222 million.
Our 2015 share repurchase, through February 20th, largely conducted under the auspices of consecutive 10b5-1 Plans, has totaled approximately 725,000 shares at a total cost of $33 million. Approximately $149 million remains in the stock repurchase program authorized by our Board.
Also in the fourth quarter, our Board declared a special dividend of $2.65 per common share and an ordinary dividend of $0.31 per common share, a 3.3% increase in the regular dividend. Both dividends were paid on
January 9, 2015.
In total, ProAssurance returned $443 million to shareholders in 2014 through declared dividends and share repurchase.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating Operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, the effect of confidential settlements, and a gain recognized as the result of an acquisition. We believe Operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with Net income computed in accordance with GAAP. The table below is a reconciliation of Net income to Operating income:

Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Net income	$65,114	$70,864	$196,565	$297,523
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$(6,995)	$(20,253)	$(14,654)	$(67,904)
Guaranty fund assessments (recoupments)	$(316)	$(31)	$(169)	$40
(Gain) reduction to gain on acquisition	$—	$3,672	$—	$(32,314)
Effect of confidential settlements, net	$(23)	$—	$(866)	$—
Pre-tax effect of exclusions	$(7,334)	$(16,612)	$(15,689)	$(100,178)
Tax effect at 35%, exclusive of non-taxable gain on acquisition	$2,567	$7,099	$5,491	$23,752
Operating income	$60,347	$61,351	$186,367	$221,097
Per diluted common share
Net income	$1.12	$1.14	$3.30	$4.80
Effect of exclusions	$(0.08)	$(0.15)	$(0.17)	$(1.24)
Operating income per diluted common share	$1.04	$0.99	$3.13	$3.56

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Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board, or the New York Stock Exchange (NYSE) and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act (the Affordable Care Act);

•
consolidation of our insureds into or under larger entities which may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;

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•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•	the availability, integrity and security of our technology infrastructure;
•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
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Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of the Syndicate, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd's as a whole.
Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q.
We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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